SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	October 25, 2005
(Date of earliest event reported)	October 21, 2005

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06

Material Impairments

On October 20, 2005, we concluded that our Spring Creek power plant located in southwest Oklahoma had been impaired. This conclusion was based on our analysis of the results of operations for this plant through September 30, 2005, and the net sales proceeds from the anticipated sale of the plant. On October 21, 2005, we signed an agreement to sell our Spring Creek power plant to Westar Energy, Inc. for $53 million. The 300-megawat gas-fired merchant power plant was built in 2001 to supply electrical power during peak periods using gas-powered turbine generators. The transaction requires Federal Energy Regulatory Commission approval and is expected to be completed in 2006. We plan to use the proceeds from the power plant sale to reduce short-term debt.

Based on the anticipated net sales proceeds we recorded an impairment charge of $52.3 million for our Spring Creek power plant. We do not anticipate any additional material exit or disposal costs or future cash expenditures related to this impairment.

Item 7.01	Regulation FD

On October 21, 2005, we announced that we are raising our third-quarter and full-year 2005 earnings guidance, and releasing our preliminary 2006 earnings guidance.

Third-quarter earnings per share from continuing operations are expected to be in the range of 47 cents to 51 cents per diluted share of common stock, compared with previous guidance of 4 cents per diluted share. We now expect third-quarter net earnings per share to be in the range of $1.67 to $1.71 per diluted share of common stock due to the improved operating performance, and the gain on the sale of the production business and the loss on the sale of the power plant, both of which are reflected in discontinued operations. Previous third-quarter earnings guidance was 51 cents per diluted share.

We are also raising our full-year 2005 guidance to be in the range of $4.92 to $4.96 per diluted share of common stock and earnings per share from continuing operations to be in the range of $3.59 to $3.63 per diluted share. Year-end projections include a $162 million, or $1.49 per diluted share, after-tax gain on the previously announced sale of the Texas gathering and processing assets, which is expected to close on December 1, 2005. The gain will be recorded in income from continuing operations as other income in the fourth quarter. We previously provided net earnings guidance in the range of $2.56 to $2.62 per diluted share of common stock, and guidance for income from continuing operations of $1.92 to $1.98 per diluted share for 2005.

We announced our preliminary 2006 earnings guidance of $1.97 to 2.03 per diluted share of common stock.

We will release our third-quarter earnings on Nov. 2, 2005. A conference call will be held on Nov. 3, 2005, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). To participate in the call, dial 888-639-6218, pass code 787415 or log on to ONEOK’s Web site, www.oneok.com.

Item 9.01	Financial Statements and Exhibits
Exhibits

99.1 Press release issued by ONEOK, Inc. dated October 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	October 25, 2005	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President – Finance and Administration and Chief Financial Officer (Principal Financial Officer)

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